     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 3, 1998



                                                      REGISTRATION NO. 333-52659

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-3


                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                           --------------------------

                            THE WALT DISNEY COMPANY

             (Exact name of registrant as specified in its charter)

           DELAWARE                 95-4545390
 (State or other jurisdiction    (I.R.S. employer
              of                  identification
incorporation or organization)       number)

             500 SOUTH BUENA VISTA STREET BURBANK, CALIFORNIA 91521
                                 (818) 560-1000

              (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               DAVID K. THOMPSON
                SENIOR VICE PRESIDENT--ASSISTANT GENERAL COUNSEL
                            THE WALT DISNEY COMPANY
             500 SOUTH BUENA VISTA STREET BURBANK, CALIFORNIA 91521
                                 (818) 560-1000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                           --------------------------

                                    COPY TO:


                               RICHARD A. BOEHMER



                             O'Melveny & Myers LLP
                             400 South Hope Street
                         Los Angeles, California 90071
                                 (213) 430-6000

                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
     From time to time after this Registration Statement becomes effective.
                           --------------------------

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. /X/
                           --------------------------


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BY ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION DATED AUGUST 3, 1998


PROSPECTUS

                            THE WALT DISNEY COMPANY

                                   SECURITIES
                                ----------------

    The Walt Disney Company may offer from time to time the following types of securities ("Securities"):

    - debt securities, which may be senior debt securities, senior subordinated debt securities or subordinated debt securities, in each case consisting of notes or other unsecured evidences of indebtedness;

    - shares of preferred stock, which may be issued in the form of depositary receipts representing a fraction of a share of preferred stock;

    - shares of common stock; or

    - warrants to purchase debt securities, preferred stock or common stock.


    The Securities will have an aggregate initial offering price of up to $5,000,000,000 or an equivalent amount in U.S. dollars if any Securities are denominated in a currency other than U.S. dollars. The Securities may be offered separately or together in any combination and as separate series. The amounts, prices, form, designation, specific terms and offering terms of each issuance of Securities will be determined at the time of sale and will be set forth in a Prospectus Supplement. Where applicable, the Prospectus Supplement will also contain information about certain material United States Federal income tax considerations relating to the Securities and any listing of the Securities on a national securities exchange.


                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
        THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
             SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                 ADEQUACY OF THIS PROSPECTUS. ANY
                     REPRESENTATION TO THE CONTRARY IS A
                                   CRIMINAL OFFENSE.

                           --------------------------

    The Securities may be sold directly, through agents designated from time to time or to or through underwriters or dealers. See "Plan of Distribution." If any agents or underwriters are involved in the sale of any Securities, their names and any applicable commissions or discounts will be set forth in a Prospectus Supplement. The net proceeds to the issuer from the sale of Securities also will be set forth in a Prospectus Supplement.
                            ------------------------

                                        , 1998

                             AVAILABLE INFORMATION

    The Walt Disney Company ("Disney") is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy and information statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; 7 World Trade Center, 13th Floor, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Such reports, proxy and information statements and other information may also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005 and the Pacific Exchange, 115 Sansome Street, Suite 1104, San Francisco, California 94104. In addition, the Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, such as Disney, that file electronically with the Commission.

    Disney has filed with the Commission in Washington, D.C. a registration statement on Form S-3 (including all amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. Such additional information is available for inspection and copying at the offices of the Commission. Statements contained in this Prospectus, in any Prospectus Supplement or in any document incorporated by reference herein or therein as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to, or incorporated by reference in, the Registration Statement, each such statement being qualified in all respects by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents previously filed by Disney (File No. 1-11605) with the Commission under the Exchange Act are incorporated herein by reference:


        (a) Disney's Annual Report on Form 10-K for the fiscal year ended September 30, 1997 (as amended by two Form 10-K/As filed June 29, 1998); and


        (b) Disney's Quarterly Reports on Form 10-Q for the quarters ended December 31, 1997 and March 31, 1998.

    All documents filed by Disney pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of the Securities made hereby, shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents.

    Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document that is or is deemed to be incorporated by reference herein) modifies or supersedes such previous statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

    Disney will provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this Prospectus other than exhibits to such documents, unless such exhibits are also specifically incorporated by reference herein. Requests for such copies should be directed to The Walt Disney Company, 500 South Buena Vista Street, Burbank, California 91521, Attention: Corporate Secretary; telephone number (818) 560-1000.
                            ------------------------

    Unless otherwise indicated, currency amounts in this Prospectus and any Prospectus Supplement are stated in United States dollars ("$," "dollars," "U.S. dollars" or "U.S.$").
                            ------------------------

                                  THE COMPANY

    The Walt Disney Company, a Delaware corporation ("Disney" or the "Company"), is a diversified international entertainment company with operations in the businesses of Creative Content, Broadcasting and Theme Parks and Resorts. On February 9, 1996, the Company completed its acquisition of ABC, Inc. ("ABC"), which resulted in a new parent company, with the name "The Walt Disney Company", replacing the old parent company of the same name. For convenience, unless the context otherwise requires, the terms "Company" and "Disney" are used in this Prospectus to refer to both the old and the new parent company and to refer collectively to the parent company and the subsidiaries through which its various businesses are actually conducted.

    The Company's principal executive offices are located at 500 South Buena Vista Street, Burbank, California 91521, and its telephone number is (818) 560-1000.

CREATIVE CONTENT

    The Company produces and acquires live-action and animated motion pictures for distribution to the theatrical, home video and television markets. The Company also produces original television programming for the network and first-run syndication markets. The Company distributes its filmed product through its own distribution and marketing companies in the United States and most foreign markets. The success of the Company's Creative Content operations is heavily dependent upon public taste, which is unpredictable and subject to change. In addition, filmed entertainment operating results fluctuate due to the timing and performance of theatrical and home video releases. Release dates are determined by several factors, including timing of vacation and holiday periods and competition.

    The Company licenses the name "Walt Disney," as well as the Company's characters, visual and literary properties and songs and music, to various consumer manufacturers, retailers, show promoters and publishers throughout the world. The Company also engages in direct retail distribution principally through The Disney Stores, and produces books and magazines for the general public in the United States and Europe. In addition, the Company produces audio products for all markets, as well as film, video and computer software products for the educational marketplace. Operating results for the licensing and retail distribution business are influenced by seasonal consumer purchasing behavior and by the timing and performance of animated theatrical releases.

BROADCASTING

    The Company operates the ABC Television Network, which has affiliated stations providing coverage to U.S. television households. The Company also owns television and radio stations, most of which are affiliated with the ABC Television Network and the ABC Radio Networks. The Company's cable and international broadcast operations are principally involved in the production and distribution of cable television programming, the licensing of programming to domestic and international markets and investing in joint ventures in foreign-based television operations and television production and distribution entities. The primary domestic cable programming services, which operate principally through joint ventures, are ESPN, the A&E Television Networks, Lifetime Television and E! Entertainment Television. The Company provides programming for and operates Disney Channel, a cable and satellite television programming service.

THEME PARKS AND RESORTS

    The Company operates the Walt Disney World Resort-Registered Trademark- in Florida, and Disneyland Park-Registered Trademark-, the Disneyland Hotel and the Disneyland Pacific Hotel in California. The Walt Disney World Resort includes the Magic Kingdom, Epcot and the Disney-MGM Studios, thirteen resort hotels and a complex of villas and suites, a nighttime entertainment complex, a shopping village, conference centers, campgrounds, golf courses, water parks and other recreational facilities. The Company earns royalties generated by the Tokyo Disneyland-Registered Trademark- theme park near Tokyo, Japan, which is owned and operated by an unrelated Japanese corporation. The Company also has an investment in Euro Disney S.C.A., a publicly held French corporation that operates Disneyland Paris. The Company's Walt Disney Imagineering unit designs and develops new theme park concepts and attractions, as well as resort properties. The Company also manages and markets vacation ownership interests in the Disney Vacation Club. Included in Theme Parks and Resorts are the Company's National Hockey League franchise, the

Mighty Ducks of Anaheim, and its ownership interest in the Anaheim Angels, a Major League Baseball team. Historically, the theme parks and resorts business experiences fluctuations in park attendance and resort occupancy resulting from the nature of vacation travel. Peak attendance and resort occupancy generally occur during the summer months when school vacations occur and during early-winter and spring holiday periods.

                                USE OF PROCEEDS

    Unless otherwise indicated in an accompanying Prospectus Supplement, Disney intends to use the net proceeds from the sale of the Securities for general corporate purposes.

                      RATIOS OF EARNINGS TO FIXED CHARGES

    Set forth below are the consolidated ratios of earnings to fixed charges for Disney for the six-month periods ended March 31, 1998 and 1997 and for each of the years in the five-year period ended September 30, 1997:

                                                                      SIX MONTHS ENDED
                                                                                                          YEAR ENDED
                                                                         MARCH 31,                      SEPTEMBER 30,
                                                                    --------------------  ------------------------------------------
                                                                      1998       1997       1997       1996       1995       1994
                                                                    ---------  ---------  ---------  ---------  ---------  ---------
Ratio of Earnings to Fixed Charges (1)(2)(3)......................         5X         5X         5X         4X         9X         9X


                                                                      1993
                                                                    ---------
Ratio of Earnings to Fixed Charges (1)(2)(3)......................         7X

------------------------

(1) For purposes of these ratios, earnings are calculated by adding to (subtracting from) income from continuing operations before income taxes and cumulative effect of accounting changes, the following: fixed charges, excluding capitalized interest; and losses and (undistributed earnings) recognized with respect to less than 50% owned equity investments. Fixed charges consist of interest on borrowings, that portion of rental expense that approximates interest and amortized debt expense, if any.

(2) The Company's acquisition of ABC was consummated on February 9, 1996. Accordingly, the ratios set forth above for periods before and after the acquisition are not comparable.

(3) Disney's ratios of earnings to combined fixed charges and preferred stock dividends for the periods indicated above is the same as the ratios of earnings to fixed charges set forth above because Disney had no shares of preferred stock outstanding during the periods indicated and currently has no such shares outstanding.

                         CERTAIN FINANCIAL INFORMATION


    The following table sets forth selected historical consolidated financial information of Disney and has been derived from and should be read in conjunction with Disney's audited consolidated financial statements and unaudited interim consolidated financial statements, including the notes thereto, which are incorporated by reference in this Prospectus. Unaudited interim data reflect, in the opinion of Disney's management, all adjustments considered necessary for a fair presentation of results for such interim periods. Results of operations for unaudited interim periods are not necessarily indicative of results which may be expected for any other interim or annual period. During the quarter ended June 30, 1998, Disney effected a three-for-one stock split by means of a stock dividend. All per share data have been restated to reflect the stock split.



                                              SIX MONTHS ENDED                         YEAR ENDED
                                                 MARCH 31,                            SEPTEMBER 30,
                                            --------------------  -----------------------------------------------------
                                              1998      1997(1)    1997(1)    1996(2)     1995       1994      1993(3)
                                            ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                               (IN MILLIONS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Revenues..................................  $  11,581  $  11,759  $  22,473  $  18,739  $  12,151  $  10,090  $   8,531
Operating income..........................      2,341      2,426      4,447      3,033      2,466      1,972      1,722
Income before cumulative effect of
  accounting changes......................      1,139      1,082      1,966      1,214      1,380      1,110        671
Earnings per share before cumulative
  effect of accounting changes(4)
  Diluted.................................       0.55       0.53       0.95       0.65       0.87       0.68       0.41
  Basic...................................       0.56       0.53       0.97       0.66       0.88       0.69       0.42
Cash dividends per share..................       0.10       0.08       0.17       0.14       0.12       0.10       0.08
BALANCE SHEET DATA (AT END OF PERIOD):
Total assets..............................  $  39,317  $  39,137  $  37,776  $  36,626  $  14,606  $  12,826  $  11,751
Borrowings................................     11,450     12,848     11,068     12,342      2,984      2,937      2,386
Stockholders' equity......................     18,626     16,857     17,285     16,086      6,651      5,508      5,031
Book value per share......................       9.14       8.34       8.59       7.96       4.23       3.50       3.13


------------------------


(1) 1997 results include a $135 million gain from the Company's sale of KCAL-TV. The diluted earnings per share impact of the gain was $0.04.



(2) 1996 results include a $300 million non-cash charge pertaining to the implementation of SFAS 121 ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF, and a $225 million charge for costs related to the acquisition of ABC. The diluted earnings per share impacts of these charges were $0.10 and $0.07, respectively.


(3) In 1993, the Company changed its accounting policy for project-related pre-opening costs, adopted SFAS 106 EMPLOYERS' ACCOUNTING FOR POSTRETIREMENT BENEFITS OTHER THAN PENSION and adopted SFAS 109 ACCOUNTING FOR INCOME TAXES. The cumulative effect of these accounting changes on the 1993 results follows:


                                                                     DILUTED EARNINGS   BASIC EARNINGS
                                                        NET INCOME       PER SHARE         PER SHARE
                                                        -----------  -----------------  ---------------
Expense pre-opening costs as incurred.................   $    (271)      $    (.17)        $    (.17)
Adopt SFAS 106........................................        (130)           (.08)             (.08)
Adopt SFAS 109........................................          30             .02               .02
                                                             -----           -----             -----
                                                         $    (371)      $    (.23)        $    (.23)
                                                             -----           -----             -----
                                                             -----           -----             -----



    Operating and net income for 1993 also reflect a $350 million charge to fully reserve the Company's outstanding receivables from Euro Disney S.C.A. and the Company's commitment to provide certain financing to Euro Disney S.C.A. for a limited period. The diluted earnings per share impact of the charge, net of income tax benefit, was $.13.


(4) During the quarter ended December 31, 1997, earnings per share for each fiscal year presented were restated for the adoption of SFAS 128 EARNINGS PER SHARE.

    In addition, in compliance with the rules and regulations of the Commission pertaining to the provision of separate financial statements of significant acquired businesses, Disney hereby incorporates by reference its Current Report on Form 8-K dated March 30, 1996 that was previously filed with the Commission, which report contains the audited consolidated financial statements of Capital Cities/ABC, Inc. for the three years ended December 31, 1995.

                       DESCRIPTION OF THE DEBT SECURITIES

    The following description sets forth certain general terms and provisions of the debt securities (the "Debt Securities") of Disney to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply to the Debt Securities so offered will be described in the Prospectus Supplement relating to such Debt Securities.

    The Debt Securities may be issued, from time to time, in one or more series, and will constitute either senior debt securities (the "Senior Debt Securities"), senior subordinated debt securities (the "Senior Subordinated Debt Securities") or subordinated debt securities (the "Subordinated Debt Securities"). Senior Debt Securities may be issued from time to time under the Indenture, dated as of March 7, 1996 (the "Senior Debt Securities Indenture"), between Disney and Citibank, N.A., a national banking association, as trustee (the "Senior Debt Securities Trustee"). Senior Subordinated Debt Securities may be issued from time to time under an Indenture (the "Senior Subordinated Debt Securities Indenture") to be entered into between Disney and Chase Manhattan Bank and Trust Company, National Association, as trustee (the "Senior Subordinated Debt Securities Trustee"). Subordinated Debt Securities may be issued from time to time under an Indenture (the "Subordinated Debt Securities Indenture") to be entered into between Disney and The First National Bank of Chicago, as trustee (the "Subordinated Debt Securities Trustee").

    The Senior Debt Securities Indenture, the Senior Subordinated Debt Securities Indenture, and the Subordinated Debt Securities Indenture are referred to herein individually as an "Indenture" and, collectively, as the "Indentures," and the Senior Debt Securities Trustee, the Senior Subordinated Debt Securities Trustee and the Subordinated Debt Securities Trustee are referred to herein individually as the "Trustee" and collectively as the "Trustees." The forms of the Indentures are filed, or incorporated by reference, as exhibits to the Registration Statement. Capitalized terms used in this section which are not otherwise defined in this Prospectus shall have the meanings set forth in the Indentures to which they relate. The following summaries of certain provisions of the Debt Securities and the Indentures do not purport to be complete and are subject to, and are qualified in their entirety by express reference to, all the provisions of the Indentures, including the definitions therein of certain terms. As used in this section of the Prospectus, "Disney" does not include its subsidiaries.

GENERAL

    The Debt Securities will be direct, unsecured obligations of Disney.

    The Indentures do not limit the aggregate principal amount of Debt Securities that may be issued thereunder and provide that Debt Securities may be issued thereunder from time to time in one or more series.

    Under the Indentures, Disney will have the ability to issue Debt Securities with terms different from, or the same as, those of Debt Securities previously issued, without the consent of the holders of previously issued series of Debt Securities, in an aggregate principal amount determined by Disney.

    Securities may be issued as Discount Securities, which may be sold at a discount below their principal amount. Even if Securities are not issued at a discount below their principal amount, such Securities may, for United States Federal income tax purposes, be deemed to have been issued with "original issue discount" ("OID") because of certain interest payment characteristics. Special United States Federal income tax considerations applicable to Securities issued with original issue discount, including Discount Securities, will be described in more detail in any applicable Prospectus Supplement. In addition, special United States Federal tax considerations or other restrictions or terms applicable to any Debt Securities which are issuable in bearer form, offered exclusively to Non-United States Holders or denominated in a currency other than United States dollars will be set forth in a Prospectus Supplement relating thereto.

    The applicable Prospectus Supplement or Prospectus Supplements will describe, among other things, the following terms of the Debt Securities offered thereby (the "Offered Debt Securities"):

    (a) the title of the Offered Debt Securities;

    (b) any limit on the aggregate principal amount of the Offered Debt Securities;

    (c) whether the Offered Debt Securities are to be issuable as registered securities or bearer securities or both and whether the Offered Debt Securities may be represented initially by a Debt Security in temporary or permanent global form, and if so, the initial Depositary with respect to such temporary or permanent global Debt Security and whether and the circumstances under which beneficial owners of interests in any such temporary or permanent global Debt Security may exchange such interests for Debt Securities of such series and of like tenor of any authorized form and denomination;

    (d) the price or prices at which the Offered Debt Securities will be issued;

    (e) the person to whom any interest will be payable on any Offered Debt Security that is a registered security, if other than the person in whose name the Offered Debt Security is registered at the close of business on the Regular Record Date for the payment of such interest;

    (f) the manner in which, or the person to whom, any interest on any Offered Debt Security that is a bearer security will be payable, if other than upon presentation and surrender of the coupons appertaining thereto, and the extent to which, or the manner in which, any interest payable on a temporary or definitive global security on an Interest Payment Date will be paid;

    (g) the date or dates on which the principal of the Offered Debt Securities is payable or the method of determination thereof;

    (h) the rate or rates at which the Offered Debt Securities will bear interest or the method of calculating such rate or rates, if any, the date or dates from which such interest, if any, will accrue, the Stated Maturities (as defined below) of installments of interest (the "Interest Payment Dates"), if any, on which any interest on the Offered Debt Securities will be payable and the Regular Record Dates for any interest payable on any Offered Debt Securities which are registered securities;


    (i) the place or places where and the manner in which the principal of and premium, if any, and interest, if any, on such Offered Debt Securities will be payable and the place or places where such Offered Debt Securities may be presented for transfer and, if applicable, conversion or exchange and notices and demands to or upon Disney in respect of the Offered Debt Securities may be served;



    (j) the period or periods within which, the price or prices at which and the terms and conditions upon which, Offered Debt Securities may be redeemed, in whole or in part, at the option of Disney;



    (k) the obligation, if any, of Disney to redeem or purchase Offered Debt Securities pursuant to any sinking fund or analogous provisions or at the option of a holder thereof, the conditions, if any, giving rise to such obligation, and the period or periods within which, the price or prices at which and the terms and conditions upon which Offered Debt Securities shall be redeemed or purchased, in whole or part, and any provisions for the remarketing of such Offered Debt Securities;


    (l) the denominations in which any Offered Debt Security that is a registered security shall be issuable, if other than denominations of $1,000 and any integral multiple thereof, and the denominations in which any Offered Debt Security that is a bearer security shall be issuable, if other than denominations of $5,000 and $100,000;


    (m) the currency or currencies, including composite currencies, of payment of principal of and interest, if any, on the Offered Debt Securities, if other than U.S. dollars, and, if other than U.S. dollars, whether the Offered Debt Securities may be satisfied and discharged other than as provided in the Indenture;



    (n) if the amount of payments of principal of and interest, if any, on the Offered Debt Securities is to be determined by reference to an index, formula or other method, or based on a coin or currency or currency unit other than that in which the Offered Debt Securities are stated to be payable, the manner in which such amounts are to be determined and the calculation agent, if any, with respect thereto;


    (o) if other than the principal amount thereof, the portion of the principal amount of the Offered Debt Securities which will be payable upon declaration or acceleration of the maturity thereof pursuant to an Event of Default;

    (p) whether such Offered Debt Securities are convertible or exchangeable into other debt or equity securities, and, if so, the terms and conditions upon which such conversion or exchange will be effected including the initial conversion or exchange price or rate and any adjustments thereto, the conversion or exchange period and other conversion or exchange provisions;

    (q) any terms applicable to such Offered Debt Securities issued at an issue price below their stated principal amount, including the issue price thereof and the rate or rates at which such original issue discount will accrue;

    (r) any deletions from, modifications of or additions to the Events of Default or covenants of Disney with respect to such Offered Debt Securities, whether or not such Events of Default or covenants are consistent with the Events of Default or covenants set forth herein;

    (s) any special United States Federal income tax considerations applicable to the Offered Debt Securities;


    (t) if the Offered Debt Securities may be issued or delivered (whether upon original issuance or upon exchange of a temporary Security of such series or otherwise), or any installment of principal or any interest is payable only, upon receipt of certain certificates or other documents or satisfaction of other conditions in addition to those specified in the Indenture, the form and terms of such certificates, documents or conditions;



    (u) if Disney has agreed to pay any additional amounts on any of the Offered Debt Securities to any holder who is a United States Alien in respect of any tax, assessment or governmental charge withheld or deducted, the circumstances and procedures under which such payments will be made; and



    (v) any other terms of the Offered Debt Securities not inconsistent with the provisions of the applicable Indenture.


    The applicable Prospectus Supplement will also describe the following terms of any series of Subordinated or Senior Subordinated Debt Securities offered hereby in respect of which this Prospectus is being delivered:

    (i) the rights, if any, to defer payments of interest on the Subordinated or Senior Subordinated Debt Securities of such series by extending the interest payment period, and the duration of such extension; and

    (ii) the subordination terms of the Subordinated or Senior Subordinated Debt Securities of such series.


    The foregoing is not intended to be an exclusive list of the terms that may be applicable to any Offered Debt Securities and shall not limit in any respect the ability of Disney to issue Debt Securities with terms different from or in addition to those described above or elsewhere in this Prospectus provided that such terms are not inconsistent with the applicable Indenture. Any such Prospectus Supplement will also describe any special provisions for the payment of additional amounts with respect to the Offered Debt Securities.


CONSEQUENCES OF HOLDING COMPANY STATUS

    The operations of Disney are conducted almost entirely through subsidiaries. Accordingly, the cash flow and the consequent ability to service debt of Disney, including the Debt Securities, are dependent upon the earnings of its subsidiaries and the distribution of those earnings to Disney, whether by dividends, loans or otherwise. The payment of dividends and the making of loans and advances to Disney by its subsidiaries may be subject to statutory or contractual restrictions, are contingent upon the earnings of those subsidiaries and are subject to various business considerations. Any right of Disney to receive assets of any of its subsidiaries upon their liquidation or reorganization (and the consequent right of the holders of the Debt Securities to participate in those assets) will be effectively subordinated to the claims of that subsidiary's creditors (including trade creditors), except to the extent that Disney is itself recognized as a creditor of such subsidiary, in which case the claims of Disney would still be subordinate to any security interests in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by Disney.

FORM, EXCHANGE, REGISTRATION AND TRANSFER

    The Debt Securities of a series may be issued solely as registered securities, solely as bearer securities (with or without coupons attached) or as both registered securities and bearer securities. Debt Securities of a series may be issuable in whole or in part in the form of one or more global Debt Securities, as described below under "Global Debt Securities." Unless otherwise indicated in an applicable Prospectus Supplement, registered securities will be issuable in denominations of $1,000 and integral multiples thereof, and bearer securities will be issuable in denominations of $5,000 and $100,000.

    Registered securities of any series will be exchangeable for other registered securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. In addition, if Debt Securities of any series are issuable as both registered securities and as bearer securities, at the option of the holder, subject to the terms of the applicable Indenture, bearer securities (accompanied by all unmatured coupons, except as provided below, and all matured coupons in default) of such series will be exchangeable for registered securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. Unless otherwise indicated in an applicable Prospectus Supplement, any bearer security surrendered in exchange for a registered security between a Regular Record Date or a Special Record Date and the relevant date for payment of interest will be surrendered without the coupon relating to such date for payment of interest and interest will not be payable in respect of the registered security issued in exchange for such bearer security, but will be payable only to the holder of such coupon when due in accordance with the terms of the applicable Indenture. Bearer securities may not be issued in exchange for registered securities.

    Debt Securities may be presented for exchange as provided above, and unless otherwise indicated in an applicable Prospectus Supplement, registered securities may be presented for registration of transfer, at the office or agency of Disney designated as registrar or co-registrar with respect to any series of Debt Securities, without service charge and upon payment of any taxes, assessments or other governmental charges as described in the applicable Indenture. Such transfer or exchange will be effected on the books of the registrar or any other transfer agent appointed by Disney upon such registrar or transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. Disney intends to initially appoint the Trustee as registrar and the name of any different or additional registrar designated by Disney with respect to the Offered Debt Securities will be included in the Prospectus Supplement relating thereto. If a Prospectus Supplement refers to any transfer agents (in addition to the registrar) designated by Disney with respect to any series of Debt Securities, Disney may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that, if Debt Securities of a series are issuable only as registered securities, Disney will be required to maintain a transfer agent in each Place of Payment for such series and, if Debt Securities of a series are issuable as bearer securities, Disney will be required to maintain (in addition to the registrar) a transfer agent in a Place of Payment for such series located outside the United States. Disney may at any time designate additional transfer agents with respect to any series of Debt Securities.


    In the event of any partial redemption of Debt Securities of any series, Disney will not be required to (i) issue, register the transfer of or exchange Debt Securities of that series during a period beginning at the opening of business 15 days before any selection of Debt Securities of that series to be redeemed and ending at the close of business on (a) if Debt Securities of the series are issuable only as registered securities, the day of mailing of the relevant notice of redemption, and (b) if Debt Securities of the series are issuable as bearer securities, the day of the first publication of the relevant notice of redemption or, if Debt Securities of the series are also issuable as registered securities and there is no publication, the mailing of the relevant notice of redemption; (ii) register the transfer of or exchange any registered security, or portion thereof, called for redemption, except the unredeemed portion of any registered security being redeemed in part; or (iii) exchange any bearer security called for redemption, except to exchange such bearer security for a registered security of that series and of like tenor and principal amount that is immediately surrendered for redemption.



COVENANTS



    Unless otherwise indicated in an applicable Prospectus Supplement, the Indentures do not include covenants limiting the amount of indebtedness that may be incurred or otherwise restricting Disney's ability to enter into a highly leveraged transaction, including a reorganization, restructuring, merger or similar transaction involving Disney that may adversely affect the holders of the Debt Securities, if such transaction is a permissible consolidation, merger or similar transaction. In addition, unless otherwise specified in an applicable Prospectus Supplement, the Indentures do not afford the holders of the Debt Securities the right to require Disney to repurchase or redeem the Debt Securities in the event of a highly leveraged transaction. See "Mergers and Sale of Assets."

PAYMENT AND PAYING AGENTS

    Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of and interest, if any, on registered securities will be made at the office of such paying agent or paying agents as Disney may designate from time to time, except that at the option of Disney payment of principal or interest may be made by check or by wire transfer to an account maintained by the payee. Unless otherwise indicated in an applicable Prospectus Supplement, payment of any installment of interest on registered securities will be made to the person in whose name such registered security is registered at the close of business on the Regular Record Date for such interest.


    Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of and interest, if any, on bearer securities will be payable, subject to any applicable laws and regulations, at the offices of such paying agents outside the United States as Disney may designate from time to time, or by check or by transfer to an account maintained by the payee outside the United States. Unless otherwise indicated in an applicable Prospectus Supplement, any payment of interest on any bearer securities will be made only against surrender of the coupon relating to such interest installment.


    Unless otherwise indicated in an applicable Prospectus Supplement, the Trustee will be designated as Disney's sole paying agent for payments with respect to Debt Securities which are issuable solely as registered securities and as Disney's paying agent in the Borough of Manhattan, The City of New York, for payments with respect to Debt Securities (subject to any limitations described in any applicable Prospectus Supplement) which are issuable as bearer securities. Any paying agents outside the United States and any other paying agents in the United States initially designated by Disney for the Offered Debt Securities will be named in an applicable Prospectus Supplement. Disney may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that, if Debt Securities of a series are issuable only as registered securities, Disney will be required to maintain a paying agent in each Place of Payment for such series and, if Debt Securities of a series are issuable as bearer securities, Disney will be required to maintain (i) a paying agent in the Borough of Manhattan, The City of New York for payments with respect to any registered securities of the series (and for payments with respect to bearer securities of the series in the circumstances described in the Indenture, but not otherwise), and (ii) a paying agent in a Place of Payment located outside the United States where Debt Securities of such series and any related coupons may be presented and surrendered for payment.

    All moneys paid by Disney to a paying agent for the payment of principal of or interest, if any, on any Debt Security which remains unclaimed at the end of two years after such principal or interest shall have become due and payable will be repaid to Disney, and the holder of such Debt Security or any coupon will thereafter look only to Disney for payment thereof.

GLOBAL DEBT SECURITIES

    The Debt Securities of a series may be issued in whole or in part in global form. A Debt Security in global form will be deposited with, or on behalf of, a Depositary, which will be identified in an applicable Prospectus Supplement. A global Debt Security may be issued in either registered or bearer form and in either temporary or permanent form. A Debt Security in global form may not be transferred except as a whole to the Depositary for such Debt Security or to a nominee or successor of such Depositary. If any Debt Securities of a series are issuable in global form, the applicable Prospectus Supplement will describe the circumstances, if any, under which beneficial owners of interests in any such global Debt Security may exchange such interests for definitive Debt Securities of such series and of like tenor and principal amount in any authorized form and denomination, the manner of payment of principal of and interest, if any, on any such global Debt Security and the specific terms of the depositary arrangement with respect to any such global Debt Security.

MERGERS AND SALES OF ASSETS

    Each Indenture provides that Disney may not consolidate with or merge into any other person or convey, transfer or lease its properties and assets substantially as an entirety to another person, unless, among other things, (i) the resulting, surviving or transferee person (if other than Disney) is a corporation, partnership or trust organized and existing under the laws of the United States, any state thereof or the District of Columbia and such person expressly assumes all obligations of Disney under the applicable Debt Securities and the Indenture, and (ii) immediately after giving effect to such transaction, no event which is, or after notice or passage of time or both would be, an Event of Default (any such event, a "Default") or Event of Default shall have occurred or be continuing under the Indenture. Upon the assumption of Disney's obligations by a person to whom such properties or assets are conveyed or transferred, Disney shall be discharged from all obligations under the applicable Debt Securities and the applicable Indenture.


EVENTS OF DEFAULT

    Each Indenture provides that, if an Event of Default specified therein shall have occurred and be continuing, with respect to each series of the Debt Securities outstanding thereunder individually, the Trustee or the holders of not less than 25% in aggregate principal amount of the outstanding Debt Securities of such series may declare the principal amount (or, if any of the Debt Securities of such series are Discount Securities, such portion of the principal amount of such Debt Securities as may be specified by the terms thereof) of the Debt Securities of such series to be immediately due and payable. Under certain circumstances, the holders of a majority in aggregate principal amount of the outstanding Debt Securities of such series may rescind such a declaration.


    Under each Indenture, an Event of Default is defined as, with respect to each series of Debt Securities outstanding thereunder individually, any of the following: (i) default in payment of the principal of any Debt Security of such series; (ii) default in payment of any interest on any Debt Security of such series when due, continuing for 30 days; (iii) failure by Disney to comply with its other agreements in the Debt Securities of such series or such Indenture for the benefit of the holders of Debt Securities of such series upon the receipt by Disney of notice of such Default by the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding Debt Securities of such series and Disney's failure to cure such Default within 60 days after receipt by Disney of such notice; (iv) certain events of bankruptcy or insolvency; and (v) any other Event of Default set forth in an applicable Prospectus Supplement.


    The Trustee shall give notice to holders of the Debt Securities of any continuing Default known to the Trustee within 90 days after the occurrence thereof; PROVIDED, that the Trustee may withhold such notice, as to any Default other than a payment Default, if it determines in good faith that withholding the notice is in the interests of the holders.

    The holders of a majority in principal amount of the outstanding Debt Securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of such series; PROVIDED that such direction shall not be in conflict with any law or the Indenture and subject to certain other limitations. Before proceeding to exercise any right or power under the Indenture at the direction of such holders, the Trustee shall be entitled to receive from such holders reasonable security or indemnity satisfactory to it against the costs, expenses and liabilities which might be incurred by it in complying with any such direction. With respect to each series of Debt Securities, no holder will have any right to pursue any remedy with respect to the Indenture or the Debt Securities, unless
(i) such holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Debt Securities of such series;
(ii) the holders of at least 25% in aggregate principal amount of the outstanding Debt Securities of such series shall have made a written request to the Trustee to pursue such remedy; (iii) such holder or holders have offered to the Trustee reasonable indemnity satisfactory to the Trustee; (iv) the holders of a majority in aggregate principal amount of the outstanding Debt Securities of such series have not given the Trustee a direction inconsistent with such request within 60 days after receipt of such request; and (v) the Trustee shall have failed to comply with the request within such 60-day period.

    Notwithstanding the foregoing, the right of any holder of any Debt Security or coupon to receive payment of the principal of and interest in respect of such Debt Security or payment of such coupon on the date specified in such Debt Security or coupon representing such installment of interest as the fixed date on which an amount equal to the principal of such Debt Security or an installment of principal thereof or interest thereon is due and payable (the "Stated Maturity" or "Stated Maturities") or to institute suit for the enforcement of any such payments shall not be impaired or adversely affected without such holder's consent. The holders of at least a majority in aggregate principal amount of the outstanding Debt Securities of any series may waive an existing Default with respect to such series and its consequences, other than (i) any Default in any payment of the principal of, or interest on, any Debt Security of such series or (ii) any Default in respect of certain covenants or provisions in the Indenture which may not be modified without the consent of the holder of each outstanding Debt Security of such series affected as described in "Modification and Waiver," below.

    Each Indenture provides that Disney shall deliver to the Trustee within 120 days after the end of each fiscal year of Disney an officers' certificate stating whether or not the signers know of any Default that occurred during such period.

MODIFICATION AND WAIVER

    Disney and the applicable Trustee may execute a supplemental indenture without the consent of the holders of the Debt Securities or any related coupons
(i) to add to the covenants, agreements and obligations of Disney for the benefit of the holders of all the Debt Securities of any series or to surrender any right or power conferred in the applicable Indenture upon Disney; (ii) to evidence the succession of another corporation to Disney and the assumption by it of the obligations of Disney under the applicable Indenture and the Debt Securities; (iii) to provide that bearer securities may be registrable as to principal, to change or eliminate any restrictions (including restrictions relating to payment in the United States) on the payment of principal of or interest, if any, on bearer securities, to permit bearer securities to be issued in exchange for registered securities, to permit bearer securities to be issued in exchange for bearer securities of other authorized denominations or to permit the issuance of Debt Securities in uncertificated form; (iv) to establish the form or terms of Debt Securities of any series or coupons as permitted by the applicable Indenture; (v) to provide for the acceptance of appointment under the applicable Indenture of a successor Trustee with respect to the Debt Securities of one or more series and to add to or change any provisions of such Indenture as shall be necessary to provide for or facilitate the administration of the trusts by more than one Trustee; (vi) to cure any ambiguity, defect or inconsistency; (vii) to add to, change or eliminate any provisions (which addition, change or elimination may apply to one or more series of Debt Securities), PROVIDED that any such addition, change or elimination neither (a) applies to any Debt Security of any series created prior to the execution of such supplemental indenture and is entitled to the benefit of such provision nor
(b) modifies the rights of the holder of any such Debt Security with respect to such provision; (viii) to secure the Debt Securities; or (ix) to make any other change that does not adversely affect the rights of any Securityholder.

    Each Indenture provides that, with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding Debt Securities of the series affected by such supplemental indenture, Disney and the Trustee may also execute a supplemental indenture to add provisions to, or change in any manner or eliminate any provisions of, the Indenture with respect to such series of Debt Securities or modify in any manner the rights of the holders of the Debt Securities of such series and any related coupons under such Indenture; PROVIDED that no such supplemental indenture will, without the consent of the holder of each such outstanding Debt Security affected thereby (i) change the stated maturity of the principal of, or any installment of principal or interest on, any such Debt Security or any premium payable upon redemption thereof, or reduce the amount of principal of any Debt Security that is a Discount Security and that would be due and payable upon declaration of acceleration of maturity thereof; (ii) reduce the principal amount of, or the rate of interest on, any such Debt Security; (iii) change the place or currency of payment of principal or interest, if any, on any such Debt Security; (iv) impair the right to institute suit for the enforcement of any payment on or with respect to any such Debt Security; (v) reduce the above-stated percentage of holders of Debt Securities of any series necessary to modify or amend such Indenture; (vi) modify the foregoing requirements or reduce the percentage in principal amount of outstanding Debt Securities of any series necessary to waive any covenant or past default; or (vii) in the case of Senior Subordinated or Subordinated Debt Securities, amend or modify any of the provisions of such Indenture relating to subordination of the Debt Securities in any manner adverse to the holders of such Debt Securities. Holders of not less than a majority in principal amount of the outstanding Debt Securities of any series may waive certain past Defaults and may waive compliance by Disney with certain of the restrictive covenants described above with respect to the Debt Securities of such series.

DISCHARGE AND DEFEASANCE

    Unless otherwise indicated in an applicable Prospectus Supplement, each Indenture provides that Disney may satisfy and discharge obligations thereunder with respect to the Debt Securities of any series by delivering to the Trustee for cancellation all outstanding Debt Securities of such series or depositing with the Trustee, after such outstanding Debt Securities have become due and payable, cash sufficient to pay at Stated Maturity all of the outstanding Debt Securities of such series and paying all other sums payable under the Indenture with respect to such series.

    In addition, unless otherwise indicated in an applicable Prospectus Supplement, each Indenture provides that: Disney (a) shall be discharged from its obligations in respect of the Debt Securities of such series ("defeasance and discharge"), or (b) may cease to comply with certain restrictive covenants ("covenant defeasance") including those described under "Mergers and Sales of Assets" and any such omission shall not be an Event of Default with respect to the Debt Securities of such series, in each case at any time prior to the Stated Maturity or redemption thereof, when Disney has irrevocably deposited with the Trustee, in trust, (i) sufficient funds in the currency or currency unit in which the Debt Securities are denominated to pay the principal of (and premium, if any) and interest to Stated Maturity (or redemption) on, the Debt Securities of such series, or (ii) such amount of direct obligations of, or obligations the principal of (and premium, if any) and interest on which are fully guaranteed by, the government which issued the currency in which the Debt Securities are denominated, and which are not subject to prepayment, redemption or call, as will, together with the predetermined and certain income to accrue thereon without consideration of any reinvestment thereof, be sufficient to pay when due the principal of (and premium, if any) and interest to Stated Maturity (or redemption) on, the Debt Securities of such series. Such defeasance and discharge and covenant defeasance are conditioned upon, among other things, Disney's delivery of an opinion of counsel to the effect that (i) in the case of covenant defeasance, the holders of the Debt Securities of such series will not recognize income, gain or loss for United States Federal income tax purposes as a result of such defeasance, and will be subject to tax in the same manner as if no covenant defeasance had occurred and (ii) in the case of defeasance and discharge, either the Company has received from, or there has been published by, the Internal Revenue Service a ruling or there has been a change in applicable federal income tax law, and based thereon, the holders of the Debt Securities of such series will not recognize income, gain or loss for United States Federal income tax purposes as a result of such defeasance. Upon such defeasance and discharge, the holders of the Debt Securities of such series shall no longer be entitled to the benefits of the Indenture, except for the purposes of registration of transfer and exchange of the Debt Securities of such series and replacement of lost, stolen or mutilated Debt Securities and shall look only to such deposited funds or obligations for payment.

THE TRUSTEES

    The Senior Debt Securities Trustee is a national banking association, is a participating lender under various credit arrangements with Disney's subsidiary, Disney Enterprises, Inc., and its subsidiaries and is also the fiscal agent with respect to certain debt securities of Disney Enterprises, Inc. The Senior Debt Securities Trustee is also an affiliate of the administrative agent under Disney's credit agreements. Each of the Trustees is a lender under Disney's credit agreements. Each Trustee will be permitted to engage in other transactions with Disney, Disney Enterprises, Inc., and each of their respective subsidiaries; HOWEVER, if any Trustee acquires any conflicting interest, it must eliminate such conflict or resign.

                         DESCRIPTION OF PREFERRED STOCK

    Disney may issue, from time to time, shares of one or more series or classes of its preferred stock (the "Preferred Stock"). The following description sets forth certain general terms and provisions of the Preferred Stock to which any Prospectus Supplement may relate. The particular terms of any series of Preferred Stock and the extent, if any, to which such general provisions may apply to the series of Preferred Stock so offered will be described in the Prospectus Supplement relating to such Preferred Stock. The following summary of certain provisions of the Preferred Stock does not purport to be complete and is subject to, and is qualified in its entirety by express reference to, the provisions of Disney's Restated Certificate of Incorporation (the "Disney Certificate of Incorporation") and the Certificate of Designation relating to a specific series of the Preferred Stock (the "Certificate of Designation"), which will be in the form filed as an exhibit to, or incorporated by reference in, the Registration Statement of which this Prospectus is a part at or prior to the time of issuance of such series of Preferred Stock.

GENERAL


    Under the Disney Certificate of Incorporation, Disney has the authority to issue 100,000,000 shares of Preferred Stock. As of the date hereof, there have been reserved for issuance 7,000,000 shares of Preferred Stock designated as Series R Preferred Stock that may be issued solely pursuant to the Disney Rights Plan. See "Description of Common Stock--Rights Plan." No shares of Series R Preferred Stock are currently outstanding.


    The Board of Directors of Disney is authorized to issue shares of Preferred Stock, in one or more series or classes, and to fix for each such series voting powers and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions as are permitted by the Delaware General Corporation Law.

    The Board of Directors of Disney shall be authorized to determine for each series of Preferred Stock, and the Prospectus Supplement shall set forth with respect to such series: (i) the designation of such shares and the number of shares that constitute such series, (ii) the dividend rate (or the method of calculation thereof), if any, on the shares of such series and the priority as to payment of dividends with respect to other classes or series of capital stock of Disney, (iii) the dividend periods (or the method of calculation thereof),
(iv) the voting rights of the shares, (v) the liquidation preference and the priority as to payment of such liquidation preference with respect to other classes or series of capital stock of Disney and any other rights of the shares of such series upon any liquidation or winding-up of Disney, (vi) whether or not and on what terms the shares of such series will be subject to redemption or repurchase at the option of Disney, (vii) whether and on what terms the shares of such series will be convertible into or exchangeable for other debt or equity securities, (viii) whether depositary shares representing shares of such series of Preferred Stock will be offered and, if so, the fraction of a share of such series of Preferred Stock represented by each depositary share (see "Description of Depositary Shares" below), (ix) whether the shares of such series of Preferred Stock will be listed on a securities exchange, (x) any special United States Federal income tax considerations applicable to such series, and (xi) the other rights and privileges and any qualifications, limitations or restrictions of such rights or privileges of such series.

DIVIDENDS

    Holders of shares of Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors of Disney out of funds of Disney legally available therefor, an annual cash dividend payable at such dates and at such rates, if any, per share per annum as set forth in the applicable Prospectus Supplement.

    Unless otherwise set forth in the applicable Prospectus Supplement, each series of Preferred Stock will rank junior as to dividends to any preferred stock that may be issued in the future that is expressly senior as to dividends to such Preferred Stock. If at any time Disney has failed to pay accrued dividends on any such senior shares at the time such dividends are payable, Disney may not pay any dividend on the junior Preferred Stock or redeem or otherwise repurchase shares of junior Preferred Stock until such accumulated but unpaid dividends on such senior shares have been paid or set aside for payment in full by Disney.

    Unless otherwise set forth in the applicable Prospectus Supplement, no dividends (other than in common stock or other capital stock ranking junior to the Preferred Stock of any series as to dividends and upon liquidation) shall be declared or paid or set aside for payment, nor shall any other distribution be declared or made upon the common stock, or any other capital stock of Disney ranking junior to or on a parity with the Preferred Stock of such series as to dividends, nor shall any common stock or any other capital stock of Disney ranking junior to or on a parity with the Preferred Stock of such series as to dividends be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by Disney (except by conversion into or exchange for other capital stock of Disney ranking junior to the Preferred Stock of such series as to dividends) unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for all past dividend periods and the then current dividend period and (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period; provided, however, that any monies theretofore deposited in any sinking fund with respect to any preferred stock in compliance with the provisions of such sinking fund may thereafter be applied to the purchase or redemption of such preferred stock in accordance with the terms of such sinking fund, regardless of whether at the time of such application full cumulative dividends upon shares of the Preferred Stock outstanding on the last dividend payment date shall have been paid or declared and set apart for payment; and provided, further, that any such junior or parity preferred stock or common stock may be converted into or exchanged for stock of Disney ranking junior to the Preferred Stock as to dividends.

    The amount of dividends payable for the initial dividend period or any period shorter than a full dividend period shall be computed on the basis of a 360-day year of twelve 30-day months. Accrued but unpaid dividends will not bear interest.

CONVERTIBILITY

    No series of Preferred Stock will be convertible into, or exchangeable for, other securities or property except as set forth in the applicable Prospectus Supplement.

REDEMPTION AND SINKING FUND

    No series of Preferred Stock will be redeemable or receive the benefit of a sinking fund except as set forth in the applicable Prospectus Supplement.

LIQUIDATION RIGHTS

    Unless otherwise set forth in the applicable Prospectus Supplement, in the event of any liquidation, dissolution or winding up of Disney, the holders of shares of each series of Preferred Stock are entitled to receive out of assets of Disney available for distribution to stockholders, before any distribution of assets is made to holders of (i) any other shares of preferred stock ranking junior to such series of Preferred Stock as to rights upon liquidation, dissolution or winding up and (ii) shares of common stock, liquidating distributions per share in the amount of the liquidation preference specified in the applicable Prospectus Supplement for such series of Preferred Stock plus any dividends accrued and accumulated but unpaid to the date of final distribution; but the holders of each series of Preferred Stock will not be entitled to receive the liquidating distribution of, plus such dividends on, such shares until the liquidation preference of any shares of Disney's capital stock ranking senior to such series of the Preferred Stock as to the rights upon liquidation, dissolution or winding up shall have been paid (or a sum set aside therefor sufficient to provide for payment) in full. If upon any liquidation, dissolution or winding up of Disney, the amounts payable with respect to the Preferred Stock, and any other Preferred Stock ranking as to any such distribution on a parity with the Preferred Stock are not paid in full, the holders of the Preferred Stock and such other parity preferred stock will share ratably in any such distribution of assets in proportion to the full respective preferential amount to which they are entitled. Unless otherwise specified in a Prospectus Supplement for a series of Preferred Stock, after payment of the full amount of the liquidating distribution to which they are entitled, the holders of shares of Preferred Stock will not be entitled to any further participation in any distribution of assets by Disney. Neither a consolidation or merger of Disney with another corporation nor a sale of securities shall be considered a liquidation, dissolution or winding up of Disney.

VOTING RIGHTS


    Holders of Preferred Stock will not have any voting right except as set forth below or in the applicable Prospectus Supplement or as otherwise from time to time required by law. Whenever dividends on any applicable series of Preferred Stock shall be in arrears for the equivalent of six quarterly dividend periods, whether or not consecutive, the holders of shares of such series of Preferred Stock (voting separately as a class with all other series of preferred stock then entitled to such voting rights) will be entitled to vote for the election of two of the authorized number of directors of Disney at the next annual meeting of stockholders and at each subsequent meeting until all dividends accumulated on such series of Preferred Stock shall have been fully paid or set apart for payment. The term of office of all directors elected by the holders of such Preferred Stock shall terminate immediately upon the termination of the right of the holders of such Preferred Stock to vote for directors. Unless otherwise set forth in the applicable Prospectus Supplement, holders of shares of Preferred Stock will have one vote for each share held.

    So long as any shares of any series of Preferred Stock remain outstanding, Disney shall not, without the consent of holders of at least two-thirds of the shares of such series of Preferred Stock outstanding at the time, voting separately as a class with all other series of preferred stock of Disney upon which like voting rights have been conferred and are exercisable, (i) issue or increase the authorized amount of any class or series of capital stock ranking prior to the outstanding Preferred Stock as to dividends or upon liquidation or
(ii) amend, alter or repeal the provisions of Disney's Certificate of Incorporation or of the resolutions contained in the Certificate of Designation relating to such series of Preferred Stock, whether by merger, consolidation or otherwise, so as to materially adversely affect any power, preference or special right of such series of Preferred Stock or the holders thereof; PROVIDED, HOWEVER, that any increase in the amount of the authorized common stock or authorized preferred stock or any increase or decrease in the number of shares of any series of preferred stock or the creation and issuance of other series of common stock or preferred stock ranking on a parity with or junior to Preferred Stock as to dividends and upon liquidation, dissolution or winding up shall not be deemed to materially adversely affect such powers, preferences or special rights.

MISCELLANEOUS

    The holders of Preferred Stock will have no preemptive rights. The Preferred Stock, upon issuance against full payment of the purchase price therefor, will be fully paid and nonassessable. Shares of Preferred Stock redeemed or otherwise reacquired by Disney shall resume the status of authorized and unissued shares of preferred stock undesignated as to series, and shall be available for subsequent issuance. There are no restrictions on repurchase or redemption of the Preferred Stock while there is any arrearage on sinking fund installments except as may be set forth in an applicable Prospectus Supplement. Payment of dividends on any series of Preferred Stock may be restricted by loan agreements, indentures and other transactions entered into by Disney. Any material contractual restrictions on dividend payments will be described or incorporated by reference in the applicable Prospectus Supplement.

NO OTHER RIGHTS


    The shares of a series of Preferred Stock will not have any preferences, voting powers or relative, participating, optional or other special rights except as set forth above or in the applicable Prospectus Supplement, the Disney Certificate of Incorporation or the applicable Certificate of Designation or as otherwise required by law.


TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for each series of Preferred Stock will be designated in the applicable Prospectus Supplement.

                        DESCRIPTION OF DEPOSITARY SHARES

GENERAL

    Disney may, at its option, elect to offer fractional shares rather than full shares of the Preferred Stock of a series. In the event such option is exercised, Disney will issue receipts for Depositary Shares, each of which will represent a fraction (to be set forth in the Prospectus Supplement relating to a particular series of Preferred Stock) of a share of a particular series of Preferred Stock as described below.

    The shares of any series of Preferred Stock represented by Depositary Shares will be deposited under one or more Deposit Agreements (each, a "Deposit Agreement") among Disney, a depositary to be named in the applicable Prospectus Supplement (the "Depositary"), and the holders from time to time of depositary receipts issued thereunder. Subject to the terms of the applicable Deposit Agreement, each holder of a Depositary Share will be entitled, in proportion to the applicable fraction of a share of Preferred Stock represented by such Depositary Share, to all the rights and preferences of the Preferred Stock represented thereby (including, as applicable, dividend, voting, redemption, subscription and liquidation rights).

    The Depositary Shares will be evidenced by depositary receipts issued pursuant to the Deposit Agreement ("Depositary Receipts"). Depositary Receipts will be distributed to those persons purchasing the fractional shares of the related series of Preferred Stock.

    The following description sets forth certain general terms and provisions of the Depositary Shares to which any Prospectus Supplement may relate. The particular terms of the Depositary Shares to which any Prospectus Supplement may relate and the extent, if any, to which such general provisions may apply to the Depositary Shares so offered will be described in the applicable Prospectus Supplement. The forms of Deposit Agreement and Depositary Receipt are or will be filed as exhibits to the Registration Statement. The following summary of certain provisions of the Depositary Shares and Deposit Agreement does not purport to be complete and is subject to, and is qualified in its entirety by express reference to, all the provisions of the Deposit Agreement and the applicable Prospectus Supplement, including the definitions therein of certain terms.

    Immediately following Disney's issuance of shares of a series of Preferred Stock that will be offered as fractional shares, Disney will deposit such shares with the Depositary, which will then issue and deliver the Depositary Receipts to the purchasers thereof. Depositary Receipts will only be issued evidencing whole Depositary Shares. A Depositary Receipt may evidence any number of whole Depositary Shares.

    Pending the preparation of definitive engraved Depositary Receipts, the Depositary may, upon the written order of Disney, issue temporary Depositary Receipts substantially identical to (and entitling the holders thereof to all the rights pertaining to) the definitive Depositary Receipts but not in definitive form. Definitive Depositary Receipts will be prepared thereafter without unreasonable delay, and such temporary Depositary Receipts will be exchangeable for definitive Depositary Receipts at Disney's expense.

DIVIDENDS AND OTHER DISTRIBUTIONS

    The Depositary will distribute all cash dividends or other cash distributions received in respect of the related series of Preferred Stock to the record holders of Depositary Shares relating to such series of Preferred Stock in proportion to the number of such Depositary Shares owned by such holders.

    In the event of a distribution other than in cash, the Depositary will distribute property received by it to the record holders of Depositary Shares entitled thereto in proportion to the number of Depositary Shares owned by such holders, unless the Depositary determines that such distribution cannot be made proportionately among such holders or that it is not feasible to make such distributions, in which case the Depositary may, with the approval of Disney, adopt such method as it deems equitable and practicable for the purpose of effecting such distribution, including the sale (at public or private sale) of the securities or property thus received, or any part thereof, at such place or places and upon such terms as it may deem proper.

    The amount distributed in any of the foregoing cases will be reduced by any amounts required to be withheld by Disney or the Depositary on account of taxes or other governmental charges.

REDEMPTION OF DEPOSITARY SHARES

    If any series of the Preferred Stock underlying the Depositary Shares is subject to redemption, the Depositary Shares will be redeemed from the proceeds received by the Depositary resulting from any redemption, in whole or in part, of such series of the Preferred Stock held by the Depositary. The redemption price per Depositary Share will be equal to the applicable fraction of the redemption price per share payable with respect to such series of the Preferred Stock. If Disney redeems shares of a series of Preferred Stock held by the Depositary, the Depositary will redeem as of the same redemption date the number of Depositary Shares representing the shares of Preferred Stock so redeemed. If less than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by lot or substantially equivalent method determined by the Depositary.

    After the date fixed for redemption, the Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the Depositary Shares will cease, except the right to receive the moneys payable upon such redemption and any money or other property to which the holders of such Depositary Shares were entitled upon such redemption, upon surrender to the Depositary of the Depositary Receipts evidencing such Depositary Shares. Any funds deposited by Disney with the Depositary for any Depositary Shares that the holders thereof fail to redeem will be returned to Disney after a period of two years from the date such funds are so deposited.

VOTING THE UNDERLYING PREFERRED STOCK

    Upon receipt of notice of any meeting at which the holders of any series of the Preferred Stock are entitled to vote, the Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Shares relating to such series of Preferred Stock. Each record holder of such Depositary Shares on the record date (which will be the same date as the record date for the related series of Preferred Stock) will be entitled to instruct the Depositary as to the exercise of the voting rights pertaining to the number of shares of the series of Preferred Stock represented by such holder's Depositary Shares. The Depositary will endeavor, insofar as practicable, to vote or cause to be voted the number of shares of Preferred Stock represented by such Depositary Shares in accordance with such instructions, provided the Depositary receives such instructions sufficiently in advance of such meeting to enable it to so vote or cause to be voted the shares of Preferred Stock, and Disney will agree to take all reasonable action that may be deemed necessary by the Depositary in order to enable the Depositary to do so. The Depositary will abstain from voting shares of the Preferred Stock to the extent it does not receive specific instructions from the holders of Depositary Shares representing such Preferred Stock.

WITHDRAWAL OF STOCK

    Upon surrender of the Depositary Receipts at the corporate trust office of the Depositary and upon payment of the taxes, charges and fees provided for in the Deposit Agreement and subject to the terms thereof, the holder of the Depositary Shares evidenced thereby is entitled to delivery at such office, to or upon his or her order, of the number of whole shares of the related series of Preferred Stock and any money or other property, if any, represented by such Depositary Shares. Holders of Depositary Shares will be entitled to receive whole shares of the related series of Preferred Stock, but holders of such whole shares of Preferred Stock will not thereafter be entitled to deposit such shares of Preferred Stock with the Depositary or to receive Depositary Shares therefor. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of whole shares of the related series of Preferred Stock to be withdrawn, the Depositary will deliver to such holder or upon his or her order at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares.

AMENDMENT AND TERMINATION OF A DEPOSIT AGREEMENT

    The form of Depositary Receipt evidencing the Depositary Shares of any series and any provision of the applicable Deposit Agreement may at any time and from time to time be amended by agreement between Disney and the Depositary. However, any amendment that materially adversely alters the rights of the holders of Depositary Shares of any series will not be effective unless such amendment has been approved by the holders of at least a majority of the Depositary Shares of such series then outstanding. Every holder of a Depositary Receipt at the time such amendment becomes effective will be deemed, by continuing to hold such Depositary Receipt, to be bound by the Deposit Agreement as so amended. Notwithstanding the foregoing, in no event may any amendment impair the right of any holder of any Depositary Shares, upon surrender of the Depositary Receipts evidencing such Depositary Shares and subject to any conditions specified in the Deposit Agreement, to receive shares of the related series of Preferred Stock and any money or other property represented thereby, except in order to comply with mandatory provisions of applicable law. The Deposit Agreement may be terminated by Disney at any time upon not less than 60 days prior written notice to the Depositary, in which case, on a date that is not later than 30 days after the date of such notice, the Depositary shall deliver or make available for delivery to holders of Depositary Shares, upon surrender of the Depositary Receipts evidencing such Depositary Shares, such number of whole or fractional shares of the related series of Preferred Stock as are represented by such Depositary Shares. The Deposit Agreement shall automatically terminate after all outstanding Depositary Shares have been redeemed or there has been a final distribution in respect of the related series of Preferred Stock in connection with any liquidation, dissolution or winding up of Disney and such distribution has been distributed to the holders of Depositary Shares.

CHARGES OF DEPOSITARY

    Disney will pay all transfer and other taxes and the governmental charges arising solely from the existence of the depositary arrangements. Disney will pay the charges of the Depositary, including charges in connection with the initial deposit of the related series of Preferred Stock and the initial issuance of the Depositary Shares and all withdrawals of shares of the related series of Preferred Stock, except that holders of Depositary Shares will pay transfer and other taxes and governmental charges and such other charges as are expressly provided in the Deposit Agreement to be for their accounts.

RESIGNATION AND REMOVAL OF DEPOSITARY

    The Depositary may resign at any time by delivering to Disney written notice of its election to do so, and Disney may at any time remove the Depositary, any such resignation or removal to take effect upon the appointment of a successor Depositary, which successor Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

MISCELLANEOUS

    The Depositary will forward to the holders of Depositary Shares all reports and communications from Disney that are delivered to the Depositary and which Disney is required to furnish to the holders of the related Preferred Stock.

    The Depositary's corporate trust office will be identified in the applicable Prospectus Supplement. Unless otherwise set forth in the applicable Prospectus Supplement, the Depositary will act as transfer agent and registrar for Depositary Receipts and if shares of a series of Preferred Stock are redeemable, the Depositary will act as redemption agent for the corresponding Depositary Receipts.

                          DESCRIPTION OF COMMON STOCK

    Disney may issue, from time to time, shares of its common stock (the "Common Stock"), the general terms and provisions of which are summarized below. This summary does not purport to be complete and is subject to, and is qualified in its entirety by express reference to, the provisions of the Disney Certificate of Incorporation, Disney's Bylaws and the applicable Prospectus Supplement.

AUTHORIZED SHARES


    Under the Disney Certificate of Incorporation, Disney has the authority to issue 3,600,000,000 shares of Common Stock.

DIVIDENDS

    Subject to any preferential rights of any series of preferred stock, holders of shares of Common Stock will be entitled to receive dividends on such stock out of assets legally available for distribution when, as and if authorized and declared by Disney's Board of Directors. The payment of dividends on the Common Stock will be a business decision to be made by Disney's Board of Directors from time to time based upon the results of operations and financial condition of Disney and such other factors as Disney's Board of Directors considers relevant. Payment of dividends on the Common Stock may be restricted by loan agreements, indentures and other transactions entered into by Disney from time to time. The applicable Prospectus Supplement will describe any material contractual restrictions on dividend payments.

VOTING RIGHTS

    Holders of Common Stock are entitled to one vote per share on all matters voted on generally by the stockholders, including the election of directors, and, except as otherwise required by law or except as provided with respect to any series of preferred stock, the holders of such shares possess all voting power. The Disney Certificate of Incorporation does not provide for cumulative voting for the election of directors. As a result, under the Delaware General Corporation Law, the holders of more than one-half of the outstanding shares of Common Stock generally will be able to elect all the directors of Disney then standing for election and holders of the remaining shares will not be able to elect any director.

LIQUIDATION RIGHTS

    Subject to any preferential rights of any series of preferred stock, holders of shares of Common Stock are entitled to share ratably in the assets of Disney legally available for distribution to its stockholders in the event of its liquidation, dissolution or winding up.

ABSENCE OF OTHER RIGHTS

    Holders of Common Stock have no preferences, preemptive, conversion or exchange rights.

MISCELLANEOUS

    The Common Stock, upon issuance against full payment of the purchase price therefor, will be fully paid and nonassessable.

TRANSFER AGENT AND REGISTRAR

    The principal transfer agent and registrar for the Common Stock is Disney.

RIGHTS PLAN


    In November 1995, Disney adopted a stockholders' rights plan (the "Disney Rights Plan") and, in connection therewith, entered into a Rights Agreement dated as of November 8, 1995, between Disney and The Bank of New York, as rights agent (the "Disney Rights Agreement"). To implement the Disney Rights Plan, Disney's Board of Directors authorized the issuance of one Disney Right (as defined below) (one-third of one Disney Right following the stock split effected by Disney in June 1998) for each share of Common Stock issued at or following the effective time of the Company's acquisition of ABC, Inc. and until the earlier of the Distribution Date (as defined below) or the date on which the Disney Rights expire or are redeemed. Each "Disney Right" entitles the registered holder thereof to purchase from Disney one one-hundredth (1/100) of a share of Disney's Series R Preferred Stock at an initial purchase price of $350.00, subject to adjustment. All terms and conditions of the Disney Rights and the Series R Preferred Stock are contained in the Disney Rights Agreement and the Disney Certificate of Incorporation.


    The Distribution Date is defined as the earlier to occur of (i) the tenth day following a public announcement that a person or group of affiliated or associated persons (each, an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 25% or more of the outstanding Common Stock (the "Stock Acquisition Date") or (ii) a date fixed by Disney's Board of Directors which is not later than the nineteenth business day after the commencement by any person or group of, or the first public announcement of the intent of any person or group to commence, a tender or exchange offer which would result in that person or group owning 25% or more of the outstanding Common Stock.

    Until the close of business on the Distribution Date, the Disney Rights will be represented by and transferred only with the Common Stock, and the Disney Rights are not exercisable until the Distribution Date. The Disney Rights will expire at the close of business on June 30, 1999, unless redeemed earlier as described below.

    The Series R Preferred Stock will be nonredeemable and, unless otherwise provided in connection with the creation of a subsequent series of Preferred Stock, subordinate to all other series of Preferred Stock. The Series R Preferred Stock may not be issued except upon exercise of the Disney Rights. Each share of Series R Preferred Stock will be entitled to receive, when, as and if declared by Disney's Board of Directors, (i) a cash dividend in an amount per share equal to 400 times the aggregate per share amount of all cash dividends declared or paid on the Common Stock and (ii) a quarterly dividend in an amount equal to $1.00 per share less the per share amount of all cash dividends declared on the Series R Preferred Stock pursuant to the preceding clause (i) since the last quarterly dividend. In addition, the Series R Preferred Stock is entitled to 400 times any other cash or non-cash distribution declared on the Common Stock (other than cash dividends payable pursuant to the immediately preceding sentence and distributions of Disney's equity securities or debt securities convertible into equity securities of Disney), payable to the holders of Series R Preferred Stock in like kind. In the event of liquidation, the holders of Series R Preferred Stock will be entitled to receive a liquidation payment in an amount equal to the greater of $100.00 per share (plus an amount equal to accumulated and unpaid dividends and distributions) and 400 times the liquidation payment made per share of Common Stock. Each share of Series R Preferred Stock will have 400 votes and shall be entitled to vote together with the Common Stock and not as a separate class unless otherwise required by law or the Disney Certificate of Incorporation. In the event of any merger, consolidation or other transaction in which common shares are exchanged, each share of Series R Preferred Stock will be entitled to receive 400 times, subject to adjustment, the amount received per share of Common Stock.

    The rights of the Series R Preferred Stock as to dividends, voting rights and liquidation are protected by antidilution provisions. In addition, the Purchase Price payable and the number of shares of Series R Preferred Stock or other securities or property issuable upon exercise of the Disney Rights are subject to adjustment from time to time to prevent dilution in the event of a stock dividend on, or a subdivision, split, reverse split, combination, consolidation or reclassification of, the Series R Preferred Stock.

    If (i) any person becomes the beneficial owner of 25% or more of the then outstanding shares of Common Stock, other than pursuant to a purchase or series of related purchases of shares of Common Stock that Disney's Board of Directors, taking into account the long-term value of Disney and all other factors that Disney's Board of Directors considers relevant, determines to be fair and otherwise in the best interests of the holders of Common Stock (a "Permitted Transaction"), or (ii) any Acquiring Person or any of its affiliates or associates engages in one or more "self-dealing" transactions as described in the Disney Rights Agreement, then each holder of a Disney Right, other than the Acquiring Person, will have the right to receive, upon payment of the Purchase Price, in lieu of Series R Preferred Stock, a number of shares of Common Stock having a market value equal to twice the Purchase Price. To the extent that insufficient shares of Common Stock are available for the exercise in full of the Disney Rights, holders of Disney Rights will receive upon exercise shares of Common Stock to the extent available and then cash, assets or other securities of Disney (which may be accompanied by a reduction in the Purchase Price), in proportions determined by Disney, so that the aggregate net value received is equal to twice the Purchase Price. Disney Rights are not exercisable following the acquisition of shares of Common Stock by an Acquiring Person as described in this paragraph until the expiration of the period during which the Disney Rights may be redeemed as described below. In addition, after the occurrence of an event described in the first sentence of this paragraph, Disney Rights that are (or, under certain circumstances, Disney Rights that were) beneficially owned by an Acquiring Person will be null and void.

    Unless the Disney Rights are redeemed earlier, if, after the Stock Acquisition Date, Disney is acquired in a merger or other business combination (in which Disney is not the surviving corporation or in which any shares of Common Stock are converted or exchanged) or more than 50% of the assets or earning power of Disney and its subsidiaries (taken as a whole) are sold or transferred in one transaction or a series of related transactions, the Disney Rights Agreement provides that proper provision shall be made so that each holder of record of a Disney Right will from and after that time have the right to receive, upon payment of the Purchase Price, that number of shares of common stock of the acquiring company which has a market value at the time of such transaction equal to twice the Purchase Price.

    Fractions of shares of Series R Preferred Stock may, at the election of Disney, be evidenced by depositary receipts. Disney may also issue cash in lieu of fractional shares of Series R Preferred Stock which are not integral multiples of one one-hundredth of a share.

    At any time until ten days following the Stock Acquisition Date (subject to extension by Disney's Board of Directors), Disney's Board of Directors may cause Disney to redeem the Disney Rights in whole, but not in part, at a price of $.01 per Disney Right, subject to adjustment to reflect any stock split, stock dividend or similar transaction. Immediately upon the action of Disney's Board of Directors authorizing redemption of the Disney Rights, the right to exercise the Disney Rights will terminate, and the holders of the Disney Rights will only be entitled to receive the redemption price without any interest thereon.

    As long as the Disney Rights are redeemable, Disney may, except with respect to the redemption price, the number of one one-hundredths of a share of Series R Preferred Stock for which a Disney Right is exercisable, or the date of expiration of the Disney Rights, amend the Disney Rights in any manner, including an amendment to extend the time period in which the Disney Rights may be redeemed. At any time when the Disney Rights are not redeemable, subject to the foregoing exceptions and except for certain limitations regarding amendments of time periods (including the time period during which the Disney Rights may be redeemed), Disney may amend the Disney Rights in any manner that does not adversely affect the interests of holders of the Disney Rights as such.

    Until a Disney Right is exercised, the holder, as such, will have no rights as a stockholder of Disney, including, without limitation, the right to vote or to receive dividends.

    The foregoing description of the Disney Rights does not purport to be complete and is qualified in its entirety by reference to the Disney Rights Agreement, which is incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part.

CERTAIN ANTI-TAKEOVER EFFECTS

    GENERAL. Certain provisions of the Disney Certificate of Incorporation and the Delaware General Corporation Law (the "DGCL") may have the effect of impeding the acquisition of control of Disney by means of a tender offer, a proxy fight, open market purchases or otherwise in a transaction not approved by Disney's Board of Directors. The provisions described below have the effect of reducing the vulnerability of Disney to an unsolicited proposal for the restructuring or sale of all or substantially all of the assets of Disney or an unsolicited takeover attempt which is unfair to Disney stockholders. The summary of such provisions set forth below does not purport to be complete and is qualified in its entirety by reference to the Disney Certificate of Incorporation and the DGCL.

    Disney's Board of Directors has no present intention to introduce additional measures that might have an anti-takeover effect; however, Disney's Board of Directors expressly reserves the right to introduce such measures in the future.

    CLASSIFIED BOARD UNTIL 2001. The Disney Certificate of Incorporation provides that Disney's Board of Directors shall consist of not less than nine nor more than 21 directors, with the exact number of directors to be determined from time to time by Disney's Board of Directors. Disney's Board of Directors is currently divided into three classes, and each director who was elected during the annual meeting of Disney's stockholders in 1998 or prior thereto will serve for the full three-year term for which he or she was elected. Following the annual meeting of Disney's stockholders in 1998, however, the Disney Certificate of Incorporation provides that each newly elected director shall serve only until the first annual meeting following the annual meeting at which he or she is elected, which will have the effect of phasing out the classification of Disney's Board of Directors. Commencing with the annual meeting of Disney's stockholders in 2001, Disney's Certificate of Incorporation provides that the foregoing classification of Disney's Board of Directors shall cease, and all directors shall be of one class.

    BUSINESS COMBINATIONS. Section 203 of the DGCL restricts a wide range of transactions ("business combinations") between a corporation and an interested stockholder. An "interested stockholder" is, generally, any person who beneficially owns, directly or indirectly, 15% or more of the corporation's outstanding voting stock. Business combinations are broadly defined to include
(i) mergers or consolidations with, (ii) sales or other dispositions of more than 10% of the corporation's assets to, (iii) certain transactions resulting in the issuance or transfer of any stock of the corporation or any subsidiary to,
(iv) certain transactions resulting in an increase in the proportionate share of stock of the corporation or any subsidiary owned by, or (v) receipt of the benefit (other than proportionately as a stockholder) of any loans, advances or other financial benefits by, an interested stockholder. Section 203 provides that an interested stockholder may not engage in a business combination with the corporation for a period of three years from the time of becoming an interested stockholder unless (a) the board of directors approved either the business combination or the transaction which resulted in the person becoming an interested stockholder prior to the time such person became an interested stockholder; (b) upon consummation of the transaction which resulted in the person becoming an interested stockholder, that person owned at least 85% of the corporation's voting stock (excluding shares owned by persons who are directors and also officers and shares owned by certain employee stock plans); or (c) the business combination is approved by the board of directors and authorized by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder. The restrictions on business combinations with interested stockholders contained in Section 203 of the DGCL do not apply to a corporation whose certificate of incorporation contains a provision expressly electing not to be governed by the statute; however, the Disney Certificate does not contain a provision electing to "opt-out" of Section 203.


    SUPERMAJORITY REQUIREMENTS. In addition to the requirements of Section 203 of the DGCL, the Disney Certificate of Incorporation provides that the affirmative vote of four-fifths of the outstanding stock of Disney entitled to vote shall be required for (i) any merger or consolidation to which Disney, or any of its subsidiaries, and an Interested Person (as defined below) are parties; (ii) any sale or other disposition by Disney, or any of its subsidiaries, of all or substantially all of its assets to an Interested Person;
(iii) any purchase or other acquisition by Disney, or any of its subsidiaries, of all or substantially all of the assets or stock of an Interested Person; and
(iv) any other transaction with an Interested Person which requires the approval of the stockholders of Disney under the DGCL; except that the foregoing shall not apply to any transaction if (a) such transaction is authorized by a resolution of Disney's Board of Directors, provided that a majority of the members of Disney's Board of Directors voting for the approval of such transaction were duly elected and acting members of Disney's Board of Directors prior to the date that the person, firm or corporation, or any group thereof, with whom such transaction is proposed, became an Interested Person, or (b) the provision of a vote in excess of that required by the DGCL for such transaction violates the express provisions of the DGCL. An "Interested Person" is any person, firm or corporation, or any group thereof, acting or intending to act in concert, including any person directly or indirectly controlling or controlled by or under direct or indirect common control with such person, firm or corporation or group, which owns of record or beneficially, directly or indirectly, 5% or more of any class of voting securities of Disney.


    SPECIAL MEETINGS. Pursuant to the DGCL, a special meeting of stockholders may be called by the board of directors or by any other person authorized to do so in the certificate of incorporation or the bylaws. The Disney Certificate of Incorporation provides that special meetings of stockholders may only be called by Disney's Board of Directors, the Chairman of Disney's Board of Directors, or the President of Disney.

    RIGHTS PLAN. The Disney Rights issued under the Disney Rights Plan have certain anti-takeover effects because they will result in substantial dilution to a person or group that attempts to acquire, or merge with, Disney without conditioning the offer on the Disney Rights being rendered inapplicable. See "Description of Common Stock--Rights Plan."

    ADDITIONAL AUTHORIZED SHARES OF CAPITAL STOCK. The additional shares of authorized Common Stock and Preferred Stock available for issuance under the Disney Certificate of Incorporation could be issued at such times, under such circumstances and with such terms and conditions as to impede a change in control of Disney.

                            DESCRIPTION OF WARRANTS

    Disney may issue, together with other Securities or separately, warrants for the purchase of (i) Debt Securities ("Debt Warrants"), (ii) Preferred Stock ("Preferred Stock Warrants"), or (iii) Common Stock ("Common Stock Warrants" and, together with the Debt Warrants and the Preferred Stock Warrants, the "Warrants").

    The Warrants will be issued under Warrant Agreements (as defined below) to be entered into between Disney and a bank or trust company, as warrant agent (the "Warrant Agent"), all to be set forth in the applicable Prospectus Supplement relating to any or all Warrants in respect of which this Prospectus is being delivered. Copies of the form of agreement for each Warrant (each a "Debt Securities Warrant Agreement", a "Preferred Stock Warrant Agreement" or a "Common Stock Warrant Agreement", as the case may be, or collectively the "Warrant Agreements"), including the forms of certificates representing the Warrants (the "Debt Warrant Certificates", the "Preferred Stock Warrant Certificates" or the "Common Stock Warrant Certificates", as the case may be, or collectively, the "Warrant Certificates"), and reflecting the provisions to be included in such agreements that will be entered into with respect to the particular offerings of each type of warrant, are or will be filed as exhibits to the Registration Statement of which this Prospectus forms a part.

    The following description sets forth certain general terms and provisions of the Warrants to which any Prospectus Supplement may relate. The particular terms of the Warrants to which any Prospectus Supplement may relate and the extent, if any, to which such general provisions may apply to the Warrants so offered will be described in the applicable Prospectus Supplement. The following summary of certain provisions of the Warrants, Warrant Agreements and Warrant Certificates does not purport to be complete and is subject to, and is qualified in its entirety by express reference to, all the provisions of the Warrant Agreements and Warrant Certificates, including the definitions therein of certain terms.

GENERAL

    The Prospectus Supplement shall set forth the terms of the Warrants in respect of which this Prospectus is being delivered as well as the related Warrant Agreement and Warrant Certificates, including the following, where applicable: (a) the principal amount of Debt Securities and/or the number of shares of Preferred Stock or Common Stock, as the case may be, purchasable upon exercise of the Warrants; (b) the designation and terms of the Debt Securities or Preferred Stock, as the case may be, purchasable upon exercise thereof and of any related Debt Securities or Preferred Stock with which such Warrants are issued; (c) the procedures and conditions relating to the exercise of the Warrants; (d) the date, if any, on and after which such Warrants and the related Debt Securities or Preferred Stock, as the case may be, will be separately transferable; (e) the offering price of the Warrants, if any; (f) the principal amount of Debt Securities or the number of shares of Preferred Stock or Common Stock, as the case may be, purchasable upon exercise of each Warrant and the initial price at which such principal amount of Debt Securities or shares of Preferred Stock or Common Stock, as the case may be, may be purchased upon such exercise; (g) the date on which the right to exercise the Warrants shall commence and the date on which such right shall expire; (h) a discussion of any material United States federal income tax considerations applicable to the exercise of the Warrants; (i) whether the Warrants represented by the Warrant Certificates will be issued in registered or bearer form, and, if registered, where they may be transferred and registered; (j) call provisions of the Warrants, if any; (k) antidilution provisions of the Warrants, if any; and (l) any other material terms of the Warrants.

EXERCISE OF WARRANTS

    Each Warrant will entitle the holder to purchase for cash such principal amount of Debt Securities or such number of shares of Preferred Stock or Common Stock, as the case may be, at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the applicable Prospectus Supplement relating to the Warrants offered thereby. Unless otherwise specified in the applicable Prospectus Supplement, Warrants may be exercised at the corporate trust office of the Warrant Agent or any other office indicated in the applicable Prospectus Supplement at any time up to 5:00 p.m. New York City time on the expiration date set forth in the applicable Prospectus Supplement. After 5:00 p.m. New York City time on the expiration date, unexercised Warrants will become void. Upon receipt of payment and the Warrant Certificate properly completed and duly executed, Disney will, as soon as practicable, issue the Debt Securities, Preferred Stock or Common Stock, as the case may be, purchasable upon such exercise. If less than all of the Warrants represented by such Warrant Certificate are exercised, a new Warrant Certificate will be issued for the remaining amount of Warrants.

NO RIGHTS OF SECURITY HOLDER PRIOR TO EXERCISE

    Prior to the exercise of their Warrants, holders of Warrants will not have any of the rights of holders of the Debt Securities, Preferred Stock or Common Stock, as the case may be, purchasable upon such exercise and will not be entitled to (i) in the case of Debt Warrants, payments of principal of (and premium, if any) or interest, if any, on the Debt Securities purchasable upon such exercise or (ii) in the case of Preferred Stock Warrants and Common Stock Warrants, the right to vote or to receive dividend payments on the Preferred Stock or Common Stock, as the case may be, purchasable upon such exercise.

EXCHANGE OF WARRANT CERTIFICATES

    Warrant Certificates will be exchangeable for new Warrant Certificates of different denominations at the corporate trust office of the Warrant Agent or any other office indicated in the applicable Prospectus Supplement.

                              PLAN OF DISTRIBUTION


    Disney may sell Securities to one or more underwriters for public offering and sale by them or may sell Securities to investors directly or through agents or dealers. Any such underwriter or agent involved in the offer and sale of the Securities will be named in the applicable Prospectus Supplement. Securities offered pursuant to a particular Prospectus Supplement are referred to herein as "Offered Securities." The Company may also sell Offered Securities to an agent as principal.



    Underwriters may offer and sell the Offered Securities at a fixed price or prices, which may be changed, or from time to time at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Disney also may, from time to time, authorize underwriters acting as its agents to offer and sell the Offered Securities upon the terms and conditions set forth in any Prospectus Supplement. In connection with the sale of Offered Securities, underwriters may be deemed to have received compensation from Disney in the form of underwriting discounts or commissions and may also receive commissions from purchasers of Offered Securities for whom they may act as agent.


    If a dealer is utilized in the sale of the Offered Securities in respect of which this Prospectus is delivered, Disney will sell such Offered Securities to such dealer, as principal. The dealer may then resell such Offered Securities to the public at varying prices to be determined by such dealer at the time of resale.

    Any underwriting compensation paid by Disney to underwriters or agents in connection with the offering of Offered Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in an applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Offered Securities may be deemed to be underwriters under the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the Offered Securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled under agreements with Disney to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act, and to reimbursement by Disney for certain expenses.

    If so indicated in an applicable Prospectus Supplement, Disney will authorize dealers acting as its agents to solicit offers by certain institutions to purchase Offered Securities from Disney at the public offering price set forth in such Prospectus Supplement pursuant to Delayed Delivery Contracts ("Contracts") providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each Contract will be for an amount not less than, and the aggregate principal amount or offering price of Offered Securities sold pursuant to Contracts shall not be less nor more than, the respective amounts stated in such Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but will in all cases be subject to the approval of Disney.

    Offered Securities may also be offered and sold, if so indicated in the Prospectus Supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms ("remarketing firms"), acting as principals for their own accounts or as agents for the Company. Any remarketing firm will be identified and the terms of its agreement, if any, with the Company and its compensation will be described in the Prospectus Supplement. Remarketing firms may be deemed to be underwriters in connection with the Offered Securities remarketed thereby. Remarketing firms may be entitled under agreements which may be entered into with the Company to indemnification by the Company against certain liabilities, including liabilities under the Securities Act.

    The Securities may or may not be listed on a national securities exchange or a foreign securities exchange. No assurances can be given that there will be a market for any of the Securities.

                                 LEGAL MATTERS


    Certain legal matters with respect to the legality of the Securities being offered hereby will be passed upon for Disney by O'Melveny & Myers LLP, Los Angeles, California.


                                    EXPERTS


    The consolidated financial statements and related schedules of Disney incorporated in this Prospectus by reference to Disney's Annual Report on Form 10-K for the year ended September 30, 1997 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


    The consolidated financial statements of Capital Cities/ABC, Inc. incorporated by reference in this Prospectus from Disney's Current Report on Form 8-K dated March 30, 1996 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements referred to above are incorporated herein by reference in reliance upon such report, given upon the authority of such firm as experts in accounting and auditing.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    All expenses other than the Securities and Exchange Commission filing fees are estimated.

SEC registration fee.................................................  $1,268,500
Accountants' fees and expenses.......................................     20,000
Legal fees and expenses..............................................     50,000
Printing and engraving expenses......................................     75,000
Rating agencies' fees................................................    750,000
Trustee's and registrar's fees and expenses..........................     25,000
Miscellaneous........................................................     61,500
                                                                       ---------
  Total:.............................................................  $2,250,000
                                                                       ---------

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Registrant's Restated Certificate of Incorporation and Bylaws, as amended to date, provide that the Registrant shall indemnify to the full extent authorized or permitted by law (as now or hereafter in effect) any person made, or threatened to be made, a defendant or witness to any action, suit or proceeding (whether civil or criminal or otherwise) by reason of the fact that he, his testator or intestate, is or was a director or officer of the Registrant or by reason of the fact that such director or officer, at the request of the Registrant, is or was serving any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, in any capacity.

    Under Section 145 of the Delaware General Corporation Law, a corporation may indemnify a director, officer, employee or agent of the corporation (or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action brought by or in the right of a corporation, the corporation may indemnify a director, officer, employee or agent of the corporation (or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys' fees) actually and reasonably incurred by him if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent a court finds that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

    The Registrant's Restated Certificate of Incorporation and Bylaws further provide that (i) Registrant may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Registrant or is serving at the request of Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not Registrant would have the power to indemnify him against such liability under the provisions of law, and (ii) Registrant may create a trust fund, grant a security interest and/or use other means (including, without limitation, letters of credit, surety bonds and/or similar arrangements), as well as enter into contracts providing for indemnification to the full extent authorized or permitted by law and including as part thereof provisions with respect to any and all of the foregoing to ensure the payment of such amounts as may become necessary to effect indemnification as provided therein, or elsewhere.

    Registrant maintains an officer's and director's liability insurance policy insuring its officers and directors against certain liabilities and expenses incurred by them in their capacities as such, and insuring Registrant under certain circumstances, in the event that indemnification payments are made to such officers and directors.

    Registrant has also entered into indemnification agreements (the "Indemnification Agreements") with certain of its directors and officers (individually, the "Indemnitee"). The Indemnification Agreements, among other things, provide for indemnification to the fullest extent permitted by law against any and all expenses, judgments, fines, penalties and amounts paid in settlement of any claim. The Indemnification Agreements provide for the prompt advancement of all expenses to the Indemnitee and for reimbursement to Registrant if it is found that such Indemnitee is not entitled to such indemnification under applicable law. The Indemnification Agreements also provide that after a Change in Control (as defined in the Indemnification Agreements) of Registrant which is not approved by the Board of Directors of Registrant, all determinations regarding a right to indemnity and the right to advancement of expenses shall be made by independent legal counsel selected by the Indemnitee and approved by the Board of Directors. In addition, in the event of a Potential Change In Control (as defined in the Indemnification Agreements), the Indemnitee may require Registrant to establish a trust for his or her benefit and to fund such trust in amounts reasonably anticipated or proposed to be paid to satisfy Registrant's indemnification obligations under the Indemnification Agreements.

    The foregoing summaries are necessarily subject to the complete text of the statute, the Registrant's Restated Certificate of Incorporation and Bylaws, and the arrangements referred to above and are qualified in their entirety by reference thereto.

ITEM 16.  EXHIBITS


 EXHIBIT
   NO.                                                      DESCRIPTION
---------  -------------------------------------------------------------------------------------------------------------
     1.1   Form of Underwriting Agreement with respect to Debt Securities.
   **1.2   Form of Underwriting Agreement with respect to Preferred Stock.
   **1.3   Form of Underwriting Agreement with respect to Common Stock.
   **1.4   Form of Underwriting Agreement with respect to Warrants.
     1.5   Form of Distribution Agreement with respect to Debt Securities.
     4.1   Restated Certificate of Incorporation of Registrant.
    *4.2   Amended Bylaws of Registrant.
     4.3   Indenture, dated as of March 7, 1996, between Registrant and Citibank, N.A., a national banking association, as trustee, pertaining to the Senior Debt Securities (incorporated by reference from the Registrant's
             Current Report on Form 8-K dated March 7, 1996).
    *4.4   Form of Senior Subordinated Debt Securities Indenture.
    *4.5   Form of Subordinated Debt Securities Indenture.
    *4.6   Form of Debt Securities Warrant Agreement (including form of Debt Warrant Certificate).
    *4.7   Form of Preferred Stock Warrant Agreement (including form of Preferred Stock Warrant Certificate).
    *4.8   Form of Common Stock Warrant Agreement (including form of Common Stock Warrant Certificate).
    *4.9   Form of Deposit Agreement (including form of Depositary Receipts).
    *4.10  Specimen Common Stock Certificate.
     4.11  Rights Agreement dated as of November 8, 1995 between Registrant and the Bank of New York, as rights agent
             (incorporated by reference from the Registration Statement on Form S-4 of Registrant under its former name,
             DC Holdco, Inc., filed on November 13, 1995).
   **4.12  Certificate of Designation of Preferred Stock.
   **4.13  Form of Preferred Stock Certificate.
     5.1   Opinion of O'Melveny & Myers LLP regarding the Securities.
   *12.1   Computation of Ratio of Earnings to Fixed Charges.
    23.1   Consent of O'Melveny & Myers LLP (included in their opinion filed as Exhibit 5.1).
    23.2   Consent of Independent Accountants (PricewaterhouseCoopers LLP).
    23.3   Consent of Independent Auditors (Ernst & Young LLP).
   *24     Powers of Attorney (included on the signature page hereto).
   *25.1   Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Citibank, N.A., as
             Trustee under the Senior Debt Securities Indenture.
   *25.2   Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Chase Manhattan Bank and Trust Company, National Association, as Trustee under the Senior Subordinated Debt Securities
             Indenture.
   *25.3   Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of The First National
             Bank of Chicago, as Trustee under the Subordinated Debt Securities Indenture.


------------------------


 *  Previously filed.



** To be filed by a post-effective amendment to the Registration Statement or incorporated by reference from a Current Report on Form 8-K.

ITEM 17.  UNDERTAKINGS

    (a) The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    Provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Burbank, State of California, on the 3rd day of August, 1998.



                                THE WALT DISNEY COMPANY

                                By:             /s/ THOMAS O. STAGGS
                                     ------------------------------------------
                                                  Thomas O. Staggs
                                            EXECUTIVE VICE PRESIDENT AND
                                              CHIEF FINANCIAL OFFICER



    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



          SIGNATURE                       TITLE                   DATE
------------------------------  --------------------------  -----------------

                                Chairman of the Board and
    /s/ MICHAEL D. EISNER*        Chief Executive Officer
------------------------------    (Principal Executive         August 3, 1998
     (Michael D. Eisner)          Officer)

      /s/ ROY E. DISNEY*
------------------------------  Vice Chairman of the Board     August 3, 1998
       (Roy E. Disney)

                                Senior Executive Vice
   /s/ SANFORD M. LITVACK*        President, Chief of
------------------------------    Corporate Operations and     August 3, 1998
     (Sanford M. Litvack)         Director

                                Executive Vice President
     /s/ THOMAS O. STAGGS         and Chief Financial
------------------------------    Officer (Principal           August 3, 1998
      (Thomas O. Staggs)          Financial and Accounting
                                  Officer)

    /s/ REVETA F. BOWERS*
------------------------------           Director              August 3, 1998
      (Reveta F. Bowers)

     /s/ STANLEY P. GOLD*
------------------------------           Director              August 3, 1998
      (Stanley P. Gold)

 /s/ IGNACIO E. LOZANO, JR.*
------------------------------           Director              August 3, 1998
   (Ignacio E. Lozano, Jr.)

          SIGNATURE                       TITLE                   DATE
------------------------------  --------------------------  -----------------

   /s/ GEORGE J. MITCHELL*
------------------------------           Director              August 3, 1998
     (George J. Mitchell)

    /s/ THOMAS S. MURPHY*
------------------------------           Director              August 3, 1998
      (Thomas S. Murphy)

    /s/ RICHARD A. NUNIS*
------------------------------           Director              August 3, 1998
      (Richard A. Nunis)

 /s/ LEO J. O'DONOVAN, S.J.*
------------------------------           Director              August 3, 1998
   (Leo J. O'Donovan, S.J.)

     /s/ SIDNEY POITIER*
------------------------------           Director              August 3, 1998
       (Sidney Poitier)

    /s/ IRWIN E. RUSSELL*
------------------------------           Director              August 3, 1998
      (Irwin E. Russell)

    /s/ ROBERT A.M. STERN*
------------------------------           Director              August 3, 1998
     (Robert A.M. Stern)

    /s/ E. CARDON WALKER*
------------------------------           Director              August 3, 1998
      (E. Cardon Walker)

    /s/ RAYMOND L. WATSON*
------------------------------           Director              August 3, 1998
     (Raymond L. Watson)

     /s/ GARY L. WILSON*
------------------------------           Director              August 3, 1998
       (Gary L. Wilson)



*By:    /s/ DAVID K. THOMPSON
      -------------------------
         David K. Thompson,
          ATTORNEY-IN-FACT

                                 EXHIBIT INDEX


 EXHIBIT
   NO.                                                      DESCRIPTION
---------  -------------------------------------------------------------------------------------------------------------
     1.1   Form of Underwriting Agreement with respect to Debt Securities.
   **1.2   Form of Underwriting Agreement with respect to Preferred Stock.
   **1.3   Form of Underwriting Agreement with respect to Common Stock.
   **1.4   Form of Underwriting Agreement with respect to Warrants.
     1.5   Form of Distribution Agreement with respect to Debt Securities.
     4.1   Restated Certificate of Incorporation of Registrant.
    *4.2   Amended Bylaws of Registrant.
     4.3   Indenture, dated as of March 7, 1996, between Registrant and Citibank, N.A., a national banking association, as trustee, pertaining to the Senior Debt Securities (incorporated by reference from the Registrant's
             Current Report on Form 8-K dated March 7, 1996).
    *4.4   Form of Senior Subordinated Debt Securities Indenture.
    *4.5   Form of Subordinated Debt Securities Indenture.
    *4.6   Form of Debt Securities Warrant Agreement (including form of Debt Warrant Certificate).
    *4.7   Form of Preferred Stock Warrant Agreement (including form of Preferred Stock Warrant Certificate).
    *4.8   Form of Common Stock Warrant Agreement (including form of Common Stock Warrant Certificate).
    *4.9   Form of Deposit Agreement (including form of Depositary Receipts).
    *4.10  Specimen Common Stock Certificate.
     4.11  Rights Agreement dated as of November 8, 1995 between Registrant and the Bank of New York, as rights agent
             (incorporated by reference from the Registration Statement on Form S-4 of Registrant under its former name,
             DC Holdco, Inc., filed on November 13, 1995).
   **4.12  Certificate of Designation of Preferred Stock.
   **4.13  Form of Preferred Stock Certificate.
     5.1   Opinion of O'Melveny & Myers LLP regarding the Securities.
   *12.1   Computation of Ratio of Earnings to Fixed Charges.
    23.1   Consent of O'Melveny & Myers LLP (included in their opinion filed as Exhibit 5.1).
    23.2   Consent of Independent Accountants (PricewaterhouseCoopers LLP).
    23.3   Consent of Independent Auditors (Ernst & Young LLP).
   *24     Powers of Attorney (included on the signature page hereto).
   *25.1   Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Citibank, N.A., as
             Trustee under the Senior Debt Securities Indenture.
   *25.2   Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Chase Manhattan Bank and Trust Company, National Association, as Trustee under the Senior Subordinated Debt Securities
             Indenture.
   *25.3   Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of The First National
             Bank of Chicago, as Trustee under the Subordinated Debt Securities Indenture.


------------------------


 *  Previously filed.



** To be filed by a post-effective amendment to the Registration Statement or incorporated by reference from a Current Report on Form 8-K.